Exhibit 10.40

SALARY INFORMATION FOR CHIEF EXECUTIVE OFFICER

AND NAMED EXECUTIVE OFFICERS

The following table sets forth as of February 22, 2007, the current annual salary of WellPoint, Inc.’s (the “Company”) Chief Executive Officer and each of the other “Named Executive Officers,” as determined for the Company’s Proxy Statement for its 2006 Annual Meeting of Shareholder, which was based on salary and annual bonus for 2005 as required by the Instructions to Item 402(a)(3) of Regulation S-K. The Company has not yet determined bonus awards for 2006 and therefore the identities of the other Named Executive Officers for the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders are not yet known.

Named Executive Officer	Salary
Larry C. Glasscock	$1,300,000
David C. Colby	$710,000
Keith R. Faller[1]	$680,000
Joan E. Herman	$685,000
John S. Watts, Jr.	$710,000

[1]	Mr. Faller retired as of December 29, 2006.